EXHIBIT 99.1

Kroger Reports Record Second Quarter Results
Record Q2 EPS of $0.60; Identical Sales Up 3.3% Without Fuel

Raised 2013 Identical Sales Guidance to 3.0-3.5%

CINCINNATI, Ohio, September 12, 2013 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.60 per diluted share and identical supermarket sales growth, without fuel, of 3.3% in the second quarter of fiscal  2013. Other highlights of the quarter include:

•                  Achieved 39th consecutive quarter of positive identical supermarket sales

•                  Expanded rolling four quarter FIFO operating margin, without fuel, by 9 bps

•                  Increased capital investment and maintained ROIC

“Kroger’s strong second quarter results have us on target to deliver the earnings per share growth we promised for the year,” said David B. Dillon, Kroger’s chairman and chief executive officer. “As we have shown quarter after quarter, our consistent execution of the Customer 1st Strategy deepens customer loyalty, increases sales and creates sustainable shareholder value.”

Details of Second Quarter 2013 Results

Total sales increased 4.6% to $22.7 billion in the second quarter compared with $21.7 billion for the same period last year. Total sales, excluding fuel, increased 3.9% in the second quarter over the same period last year.

Net earnings for the second quarter totaled $317 million, or $0.60 per diluted share. Net earnings for the second quarter last year were $279 million, or $0.51 per diluted share.

FIFO gross margin, including fuel, was 20.46% of sales for the second quarter. Excluding retail fuel operations, FIFO gross margin decreased 11 basis points from the same period last year.

The company recorded a $13 million LIFO charge during the quarter compared to a $35 million LIFO charge in the same quarter last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations, decreased 17 basis points as a percent of sales compared to the prior year as a result of strong sales leverage.

FIFO operating margin, excluding fuel and the extra week in fiscal 2012, on a rolling four quarter basis, increased 9 basis points.

Financial Strategy

Kroger’s strong financial position has allowed the company to return more than $920 million to shareholders through share buybacks and dividends over the last four quarters. During the second quarter, Kroger repurchased 2.4 million common shares for a total investment of $90 million.

Capital investment, excluding acquisitions and purchases of leased property, totaled $507 million for the second quarter, compared to $444 million for the same period last year.

Return on invested capital on a rolling four quarter 52-week basis was 13.49% compared to 13.44% during the same period last year.

Net total debt was $7.7 billion, a decrease of $446 million from a year ago. On a rolling four quarter 52-week basis, Kroger’s net total debt to adjusted EBITDA ratio was 1.77 compared to 1.96 during the same period last year.

Fiscal 2013 Guidance

Based on the second quarter results, the company maintained its net earnings guidance range of $2.73 to $2.80 per diluted share for fiscal 2013. This is consistent with the company’s long term earnings per share growth rate guidance of 8 — 11%, plus a growing dividend.

Kroger raised identical supermarket sales, excluding fuel, growth guidance to approximately 3.0% to 3.5% for fiscal 2013. The previous guidance was 2.5% to 3.5%.

During fiscal 2013, Kroger plans to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, pay dividends to shareholders, and fund capital investments. The company continues to expect capital investments to be in the $2.1 to $2.4 billion range for the year, excluding acquisitions and purchases of leased property.

“We are improving our connection with customers and associates, rewarding shareholders and investing to grow our business,” Mr. Dillon said. “We intend to continue building on this positive momentum with execution at every level of the company to achieve our long-term earnings per share growth rate of 8 — 11% in fiscal 2013 and beyond.”

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,418 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 783 convenience stores, 326 fine jewelry stores, 1,195 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “guidance” and “plans.”

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; and the success of our future growth plans.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our ability to use free cash flow to continue to maintain our debt coverage and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 12, 2013 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, September 12 through Thursday, September 26, 2013.

View 2nd Quarter 2013 Reports:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2013		2012		2013		2012

SALES	$22,722	100.0%	$21,726	100.0%	$52,765	100.0%	$50,791	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	18,087	79.6	17,278	79.5	41,943	79.5	40,374	79.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,514	15.5	3,391	15.6	8,114	15.4	7,854	15.5
RENT	139	0.6	139	0.6	328	0.6	331	0.7
DEPRECIATION	387	1.7	383	1.8	906	1.7	884	1.7

OPERATING PROFIT	595	2.6	535	2.5	1,474	2.8	1,348	2.7

INTEREST EXPENSE	99	0.4	106	0.5	228	0.4	247	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	496	2.2	429	2.0	1,246	2.4	1,101	2.2

INCOME TAX EXPENSE	176	0.8	148	0.7	442	0.8	380	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	320	1.4	281	1.3	804	1.5	721	1.4

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	0.0	2	0.0	6	0.0	3	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$317	1.4%	$279	1.3%	$798	1.5%	$718	1.4%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.61		$0.52		$1.54		$1.30

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	515		538		515		548

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.60		$0.51		$1.52		$1.29

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	521		541		520		552

DIVIDENDS DECLARED PER COMMON SHARE	$0.150		$0.115		$0.300		$0.230

Note: Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating profit margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.  In addition, the FIFO operating profit and margin statistics in the earnings release excludes the extra week in fiscal 2012, the UFCW pension plan consolidation charge and the UFCW consolidated pension plan liability and credit card settlement adjustments.

(a)                Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)               LIFO charges of $13 and $35 were recorded in the second quarter of 2013 and 2012, respectively.  For the year to date period, LIFO charges of $30 and $81 were recorded for 2013 and 2012, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 17,	August 11,
	2013	2012

ASSETS
Current Assets
Cash	$226	$235
Temporary cash investments	214	3
Store deposits in-transit	850	900
Receivables	942	941
Inventories	4,954	4,837
Prepaid and other current assets	332	335

Total current assets	7,518	7,251

Property, plant and equipment, net	15,084	14,578
Goodwill	1,234	1,164
Other assets	636	532

Total Assets	$24,472	$23,525

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$734	$1,340
Trade accounts payable	4,620	4,283
Accrued salaries and wages	1,013	943
Deferred income taxes	284	190
Other current liabilities	2,703	2,586

Total current liabilities	9,354	9,342

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,159	6,775
Adjustment to reflect fair-value interest rate hedges	(1)	12
Long-term debt including obligations under capital leases and financing obligations	7,158	6,787

Deferred income taxes	782	740
Pension and postretirement benefit obligations	1,205	1,403
Other long-term liabilities	1,125	1,460

Total Liabilities	19,624	19,732

Shareowners’ equity	4,848	3,793

Total Liabilities and Shareowners’ Equity	$24,472	$23,525

Total common shares outstanding at end of period	516	527
Total diluted shares year-to-date	520	552

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$804	$721
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation	906	884
LIFO charge	30	81
Stock-based employee compensation	47	41
Expense for Company-sponsored pension plans	40	48
Deferred income taxes	(16)	101
Other	64	14
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	105	(113)
Receivables	107	(26)
Inventories	162	198
Prepaid expenses	246	(37)
Trade accounts payable	180	(28)
Accrued expenses	1	136
Income taxes receivable and payable	82	76
Other	(130)	(65)

Net cash provided by operating activities	2,628	2,031

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital investments	(1,110)	(985)
Payments for acquisitions	—	(12)
Proceeds from sale of assets	7	22
Other	(49)	(14)

Net cash used by investing activities	(1,152)	(989)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,011	846
Payments on long-term debt	(419)	(894)
Net payments on commercial paper	(1,595)	(10)
Dividends paid	(155)	(128)
Excess tax benefits on stock-based awards	20	1
Proceeds from issuance of capital stock	155	42
Treasury stock purchases	(236)	(871)
Increase (decrease) in book overdrafts	(40)	30
Other	(15)	(8)

Net cash used by financing activities	(1,274)	(992)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	202	50

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	238	188
END OF QUARTER	$440	$238

Reconciliation of capital investments:
Payments for capital investments	$(1,110)	$(985)
Payments for lease buyouts	19	19
Changes in construction-in-progress payables	(56)	(17)
Total capital investments	$(1,147)	$(983)

Disclosure of cash flow information:
Cash paid during the year for interest	$225	$221
Cash paid during the year for income taxes	$349	$222

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER		YEAR-TO-DATE
	2013	2012	2013	2012

INCLUDING FUEL CENTERS	$20,287	$19,512	$47,232	$45,708
EXCLUDING FUEL CENTERS	$16,846	$16,310	$39,258	$38,010

INCLUDING FUEL CENTERS	4.0%	3.6%	3.3%	4.7%
EXCLUDING FUEL CENTERS	3.3%	3.6%	3.3%	3.9%

(a)  Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2013 to the balance in the second quarter of 2012.

	August 17,	August 11,
	2013	2012	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$734	$1,340	$(606)
Face-value of long-term debt including obligations under capital leases and financing obligations	7,159	6,775	384
Adjustment to reflect fair-value interest rate hedges	(1)	12	(13)

Total debt	$7,892	$8,127	$(235)

Less: Temporary cash investments	214	3	211

Net total debt	$7,678	$8,124	$(446)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	August 17,	August 11,
	2013	2012

Net earnings attributable to The Kroger Co.	$1,577	$607
LIFO	4	216
Depreciation	1,674	1,649
Interest expense	443	447
Income tax expense	856	267
UFCW pension plan consolidation charge	—	953
UFCW consolidated pension plan liability and credit card settlement adjustments	(115)	—
53rd week EBITDA adjustment	(99)	—
Other	(7)	(3)

Adjusted EBITDA	$4,333	$4,136

Net total debt to adjusted EBITDA ratio on a 52 week basis	1.77	1.96

Table 6.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarter 52 week basis ended August 17, 2013 and August 11, 2012.

	Rolling Four Quarters Ended
	August 17,	August 11,
	2013	2012
Return on Invested Capital
Numerator (a)
Operating profit	$2,890	$1,327
53rd week operating profit adjustment	(99)	—
LIFO charge	4	216
Depreciation	1,674	1,649
Rent	625	615
53rd week rent adjustment	(12)	—
UFCW pension plan consolidation charge	—	953
UFCW consolidated pension plan liability and credit card settlement adjustments	(115)	—

Adjusted operating income	$4,967	$4,760

Denominator (b)
Average total assets	$23,999	$23,450
Average taxes receivable (c)	(4)	(16)
Average LIFO reserve (d)	1,126	1,016
Average accumulated depreciation	14,747	13,724
Average trade accounts payable	(4,452)	(4,240)
Average accrued salaries and wages	(978)	(956)
Average other current liabilities (e)	(2,524)	(2,479)
Rent * 8	4,904	4,920

Average invested capital	$36,818	$35,419

Return on Invested Capital	13.49%	13.44%

(a) Represents results for the rolling four quarters ended for the periods noted.

(b) Represents the average of amounts at the beginning and end of the rolling four-quarter period presented.

(c) Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d) LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e) The calculation of average other current liabilities excludes accrued income taxes.